Exhibit 5.1

Reed Smith LLP 1841 Page Mill Road Suite 110 Palo Alto, CA 94304 +1 650 352 0500 Fax +1 650 352 0699 reedsmith.com

Jaguar Health, Inc.

200 Pine Street, Suite 400

San Francisco, California 94014

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-297489) filed by Jaguar Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 16, 2026, as amended by Pre-Effective Amendment No. 1, filed with the Commission on the date hereof (as amended, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 41,000,000 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of: (i) up to 40,000,000 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole discretion, to issue and sell to the Selling Stockholder from time to time pursuant to that certain common stock purchase agreement, dated as of June 9, 2026, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), and (ii) up to 1,000,000 shares of Common Stock (the “Commitment Shares”) issuable to the Selling Stockholder as consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that (i) the Purchase Shares have been duly authorized for issuance and, when issued against payment therefor in accordance with the terms of the Purchase Agreement, the Purchase Shares will be validly issued, fully paid, and nonassessable, and (ii) the Commitment Shares have been duly authorized for issuance and, when issued in accordance with the terms of the Purchase Agreement, the Commitment Shares will be validly issued, fully paid, and nonassessable.

ABU DHABI ◆ ASTANA ◆ ATHENS ◆ ATLANTA ◆ AUSTIN ◆ BOSTON ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DENVER ◆ DUBAI ◆ FRANKFURT HONG KONG ◆ HOUSTON ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ ORANGE COUNTY ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH

PRINCETON ◆ RICHMOND ◆ RIYADH ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

Jaguar Health, Inc. July 24, 2026 Page 2

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
Reed Smith LLP

Legal Op:

MSL/LD